Exhibit 99.1

Contact: Susan B. Railey
         (301) 468-3120
         Sharon Bramell                     FOR IMMEDIATE RELEASE
         (301) 231-0351



                        AIM 86 DECLARES MONTHLY DISTRIBUTION
                         FOR SEPTEMBER OF 65 CENTS PER UNIT

                   Includes Mortgage Proceeds of 64 Cents Per Unit

                   Total for the Third Quarter is 94 Cents Per Unit
                                 -----------------


     ROCKVILLE, MD, September 19, 2003 -- (AMEX/AIJ) The general partner of American Insured Mortgage Investors L.P. - Series 86 (AIM 86) today declared the monthly distribution for September 2003 in the amount of 65 cents per unit. Holders of record on September 30, 2003 will receive this amount as part of the third quarter distribution which will be paid on November 3, 2003.

The September distribution of 65 cents per unit includes the following:

     o 1 cent per unit regular cash flow; and

     o 64 cents per unit mortgage proceeds due to the prepayment of the mortgage on Cypress Cove.

     Record dates for the AIM 86 distributions occur at the end of each month. Distributions are paid approximately one month after the end of each calendar quarter and include the three amounts declared during the quarter. The total distribution of 94 cents per unit for the third quarter of 2003 includes 1.5 cents per unit regular cash flow for the months of July and August and 1 cent per unit for the month September, plus 26 cents per unit mortgage proceeds for the month of July and 64 cents per unit mortgage proceeds for the month of September.


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